Exhibit 3.2.1

AMENDMENT TO BYLAWS

The undersigned does hereby certify that he is the Secretary of PURE BIOSCIENCE, INC., a duly organized and existing Delaware corporation (“PURE”), and that the following amendment to the Bylaws of PURE has been duly approved and adopted by the Board of Directors of PURE.

AMENDMENT

Effective as of June 1, 2012, Article II of the Bylaws of PURE is hereby amended by adding a new provision to the end thereof, to be designated as Section 2.12, which shall read as follows:

Section 2.12    Reimbursement of Stockholder’s Proxy Solicitation Expenses.

Reimbursement of actual, reasonable and bona fide proxy solicitation expenses incurred by a stockholder in soliciting proxies in connection with an election of directors in opposition to a solicitation made by the Corporation shall be authorized and paid by the Corporation only upon the satisfaction of all of the following conditions:

(a)           The Board of Directors determines that it would be appropriate to reimburse expenses in the specific situation and approves such reimbursement;

(b)           The stockholder seeking reimbursement has not previously sought reimbursement for similar expenses;

(c)           All of the persons nominated by the stockholder seeking reimbursement are in fact elected to the Board of Directors at the annual meeting of stockholders for which the proxy solicitation is made by such stockholder; and

(d)           At least eighty percent (80%) of the Board of Directors is replaced by the persons nominated by such stockholder seeking reimbursement.

Notwithstanding any other provision contained herein:

(1) if this Section 2.12 is amended after the date of an annual meeting of stockholders for which there is a stockholder proxy solicitation, then any such amendment shall not retroactively apply to such proxy solicitation or otherwise be used to allow or authorize reimbursement of any proxy solicitation expenses that would have been denied under this Section 2.12 prior to such amendment; and

(2) there shall be no reimbursement under this Section 2.12 if the Board of Directors determines that any such reimbursement is not in the best interests of the Corporation or would result in a breach of the fiduciary duties of the Board of Directors to the Corporation and its stockholders, or that making such reimbursement would render the Corporation insolvent or cause it to breach a material obligation incurred without reference to the obligations imposed by this Section 2.12.

IN WITNESS WHEREOF, I have executed this certificate this 7th day of June, 2012.

/s/ Dennis B. Atchley
Dennis B. Atchley, Secretary